Exhibit 5.1

May 8, 2017

WPCS International Incorporated

521 Railroad Avenue

Suisun City, California 94585

Ladies and Gentlemen:

We have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “1933 Act”), on May 8, 2017, relating to the offer and sale of 1,803,451 shares (the “Shares”) of common stock, par value $0.0001 per share (the “Common Stock”), of WPCS International Incorporated, a Delaware corporation (the “Company”). The Shares include (1) shares of Common Stock initially issuable upon conversion of the Series H-3 Convertible Preferred Stock of the Company (the “Series H-3 Preferred Stock”) and (2) shares of Common Stock initially issuable upon exercise of certain warrants of the Company (the “Warrants”).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended, including the Certificate of Designations, Preferences and Rights of the Series H-3 Preferred Stock (the “Certificate of Incorporation”), (iii) the Company’s Amended and Restated Bylaws, and (iv) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) which authorize and provide for the filing of the Registration Statement, the issuance of the Shares and the inclusion of the issued Shares in the Registration Statement for resale, and we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. For the purposes of this opinion letter, we have assumed that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. We also have assumed that (i) the Company will have sufficient authorized and unissued shares of Common Stock at the time of issuance of any of the Shares, (ii) all Shares will be evidenced by an appropriate certificate, duly executed and delivered or the Board of Directors will adopt a resolution, providing that all shares of Common Stock shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”), prior to their issuance; (iii) the issuance of any Shares will be duly noted in the Company’s stock ledger upon issuance; and (iv) each of the documents reviewed by us (including the Warrants) constitute a valid and binding agreement of each of the parties thereto (other than the Company) enforceable against the parties thereto in accordance with its terms.

Page 2 May 8, 2017

We have further assumed the legal capacity of natural persons. We have not verified any of those assumptions.

Our opinion set forth below is limited to the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other law or (ii) the laws of any other jurisdiction.

Based upon and subject to the foregoing, it is our opinion that (1) the Shares referred to above initially issuable upon conversion of the Series H-3 Preferred Stock are duly authorized for issuance by the Company and, upon issuance in accordance with the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and (2) the Shares referred to above initially issuable upon exercise of the Warrants are duly authorized for issuance by the Company and, upon the exercise of the Warrants in accordance with the terms therein, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP